Exhibit 99.1

Press Release

Community Valley Bancorp Announces Dividend

(Chico, CA  3-26-04) – Community Valley Bancorp, the holding company for Butte Community Bank, announced today that it has declared a cash dividend.

On March 23, 2004, the Board of Directors agreed to pay a cash dividend of seven and one half cents ($0.075) per share to shareholders of record as of April 6, 2004. The payment date for the dividend will be April 23, 2004.  The amount of this cash dividend reflects adjustment for the March 2004 four-for-three stock split.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.

Founded in 1990, Butte Community Bank is state-chartered with eight branches in five cities including Chico, Magalia, Oroville, Paradise and Yuba City. It also operates loan production offices in Citrus Heights and Redding. Community Valley Bancorp has headquarters in Chico, California.